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                                                                 EXHIBIT 23.1

                          CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in this Registration Statement on Form S-3 of Genus, Inc. (the "Company") of our report, which includes an explanatory paragraph regarding the Company's ability to continue as a going concern, dated January 26, 1998, except for Notes 1, 5 and 12, as to which the date is March 2, 1998, and of our report dated January 26, 1998, on our audits of the consolidated financial statements and financial statement schedule, respectively, of the Company. We also consent to the reference to our firm under the caption "Experts."

                                                     COOPERS & LYBRAND L.L.P.

San Jose, California
March 13, 1998